SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (date of earliest event reported): March 1, 2011

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	0-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices, including Zip Code)

(715) 693-4470
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers:  Compensatory Arrangements of Certain Officers.

On March 1, 2011, Henry C. Newell assumed his previously-announced position as executive vice president and chief operating officer for Wausau Paper Corp.  Mr. Newell’s promotion resulted in his annual salary being increased to $470,000.  He also received grants of an additional 40,088 performance units (in the aggregate), which were made consistent with prior Company grants to executive officers under the Company’s 2011 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan.  Approximately 37% of Mr. Newell’s additional grants (14,969 units) were made in accordance with the Company’s 2013 Equity Incentive Plan, for which vesting occurs after a three-year period based on a measurement of the Company’s “total shareholder return.”  The remainder of Mr. Newell’s additional grants were made in accordance with the Company’s 2011 Equity Incentive Plan, for which vesting is tied to a measurement of the Company’s return on capital employed.

Mr. Newell’s cash incentive opportunity also increased under the Company’s previously-disclosed 2011 Cash Incentive Compensation Plan for Executive Officers.  Whereas Mr. Newell’s maximum cash incentive opportunity was previously limited to 100% of his base salary, in connection with his promotion, that opportunity has now been increased to 120% of base salary.  Payments under the cash incentive plan depend primarily on the Company reaching targeted levels of earnings per share, although attainment of individual objectives also comprise a component of the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  March 4, 2011

By:  SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President–Finance